Exhibit 99.1

XpresSpa Announces First Quarter 2019 Financial Results

Company to Participate in Piper Jaffray Consumer Marketplace Conference on June 6, 2019

NEW YORK, May 15, 2019 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness holding company, today announced financial results for the first quarter ended March 31, 2019.

Doug Satzman, XpresSpa Group CEO, stated, “The XpresSpa team of therapists and technicians are working incredibly hard providing exceptional service to our customers and we are encouraged that our comparable store sales improved sequentially throughout the first quarter. March was not only our first month of positive comparable store sales growth in over 18 months, but our momentum has since continued into the second quarter. In fact, we have turned the corner and are currently tracking positively on a year-to-date basis through the second week of May.”

Mr. Satzman continued, “We are also making headway reducing both spa-level and corporate costs as demonstrated by the increase in store margin, decrease in general and administrative expenses, and reduction in our Adjusted EBITDA loss during the first quarter. There is certainly considerably more to be done during this transitional year to grow sales and optimize costs, but we are pleased to be seeing ‘green shoots’ as we move forward.”

Mr. Satzman added, “We will be leveraging our extensive brand recognition and existing real estate footprint by adding three additional company-operated spas in airports where we currently operate high-performing spas in other terminals, while in Austin, we will be opening our first franchise-operated spa and a company-operated spa later this year. Refreshing existing spas by making our facilities more inviting to customers further enhances our brand equity and we intend to complete a total of five to seven renovation projects in 2019 as well.”

Mr. Satzman concluded, “As previously communicated, we have identified and prioritized our areas of focus in the near-term along with what we expect to accomplish over the longer-term in taking our brand and culture to the next level. Our underlying objective is to build a sustainable and enduring business that can capitalize on the growing demand from highly desirable customer demographics for spa services and related wellness products.”

Nearer-term priorities:

•	Staffing up through recruiting, training, and retention while managing labor costs more effectively;
o	We are reinforcing our culture by building an "XpresSpa team" mindset;
o	The retooled field leadership team put into position last fall is gaining traction;
o	We are launching a new online training tool that incorporates “gaming methodology” focusing on our concierge population first.
•	Building transactions through scheduling, loyalty, and launching an XpresSpa App;
o	The first phase of a new App is being launched this month within the spa and is geared towards enhancing scheduling, gathering more customer data, and reducing the number of walkaways;

o	The second phase of the App will be customer-facing and launched during the summer which will enable us to expand our customer loyalty and increase the frequency of our best, highest spend customers;
•	Increasing the average ticket by fixing retail supply chain issues and upselling services;
o	Our retail supply chain issues were largely addressed by the midpoint of the first quarter 2019, providing our customers with a full assortment of the products that they seek;
•	Selectively opening high performing new spas through a strategic approach to development;
o	We will be opening high-visibility new company-operated spas in Hartsfield–Jackson Atlanta International Airport (terminal E), Austin-Bergstrom International Airport (main terminal, section B), Philadelphia International Airport (terminal B), and McCarran International Airport (terminal B) during the third quarter 2019;
o	Our first franchise spa will similarly open in Austin-Bergstrom International Airport (main terminal, section J) during the third quarter 2019;
•	Selectively renovating spas to elevate brand perceptions;
o	We will renovate five to seven spas this year, of which we have already renovated three spas; and
•	Managing G&A expenditures;
o	We will continue to streamline processes and reduce costs at the corporate level.

Longer-term opportunities:

•	Elevating the customer experience;
•	Developing a people first culture;
•	Activating new partnerships; and
•	Bringing health and wellness innovation to the spas through new products, services, and technology.

First Quarter 2019 Highlights

•	Total revenue decreased to $12.2 million from $12.6 million in the prior year. The revenue decline was due to loss of revenue associated with locations that were temporarily closed during the quarter due to renovations and the net loss of two spas versus the prior year, coupled with a 1.3% decrease in comparable store sales.
•	Store margin increased 10.9% to $3.1 million, or 25.6% of total revenue, from store margin of $2.8 million, or 22.4% of total revenue, for first quarter 2018.
o	Labor costs and product and operating costs decreased due to the closure of underperforming stores during 2018 coupled with cost saving initiatives taken by management to streamline processes and reduce store level costs.
•	General and administrative expenses decreased 21.7% to $3.6 million compared to $4.6 million in first quarter 2018. The decrease is a result of our efforts to reduce administrative costs through streamlined processes at the corporate level, along with a reduction in stock-based compensation versus the prior year.
•	Operating loss from continuing operations decreased to $2.8 million compared to $23.3 million in first quarter 2018. When adjusting for the one-time goodwill impairment charge of $19.6 million in first quarter 2018, pro-forma operating loss decreased by 24%.

•	Adjusted EBITDA* loss of $0.4 million decreased $1.1 million compared to Adjusted EBITDA loss of $1.5 million in first quarter 2018.

*Adjusted EBITDA is a non-GAAP financial measure; see "Use of Non-GAAP Financial Measures" below. See tables below for abbreviated financial results for the first quarters 2019 and 2018.

Balance Sheet and Cash Flows

As of March 31, 2019, we had:

•	Cash and cash equivalents of $2.9 million;
•	Current assets of $5.0 million; and
•	Total current liabilities of $17.0 million including $ accounts payable, accrued liabilities, and other current liabilities, $6.5 million payable on the Company’s senior debt, and $1.7 million in short-term convertible notes.

As we have previously disclosed, we will need additional working capital to support our growth and operations.  We are also working on right sizing our capital structure through restructuring our outstanding debt to address our going concern status although there is nothing to announce at this time.

Conference Call

XpresSpa Group, Inc. will host a conference call today at 4:30 p.m. Eastern Time.

The conference call can be accessed live over the phone by dialing (201) 689-8263. A replay will be available after the call and can be accessed by dialing (412) 317-6671; the passcode is 13690712. The replay will be available until June 12, 2019.

The webcast can be accessed from Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

Piper Jaffray Conference Participation

XpresSpa Group, Inc. will host meetings with institutional investors at the 39th Annual Piper Jaffray Consumer Marketplace Conference in New York City at The Pierre New York on Thursday, June 6, 2019.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related products, with 55 locations in 24 airports globally, including one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. XpresSpa Group’s non-core assets include Infomedia and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

(203) 682-8253

XpresSpa Group, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2019 (Unaudited)	December 31, 2018
Current assets
Cash and cash equivalents	$2,884	$3,403
Inventory	881	782
Other current assets	1,122	1,465
Assets held for disposal	109	109
Total current assets	4,996	5,759

Restricted cash	428	487
Property and equipment, net	11,289	11,795
Intangible assets, net	8,599	9,167
Operating lease right-of-use assets, net	9,565	—
Other assets	3,383	3,376
Total assets	$38,260	$30,584

Current liabilities
Accounts payable, accrued expenses and other current liabilities	$8,795	$8,132
Debt	6,500	6,500
Convertible notes, net	1,695	1,986
Liabilities held for disposal	40	40
Total current liabilities	17,030	16,658

Derivative warrant liabilities	324	476
Operating lease liabilities	9,565	—
Other liabilities	316	315
Total liabilities	27,235	17,449
Commitments and contingencies (see Note 19)

Stockholders’ equity
Series A Convertible Preferred stock, $0.01 par value per share; 6,968 shares authorized; 348 issued and none outstanding	—	—
Series B Convertible Preferred stock, $0.01 par value per share; 1,609,167 shares authorized; 80,458 issued and none outstanding	—	—
Series C Junior Preferred stock, $0.01 par value per share; 300,000 shares authorized; none issued and outstanding	—	—
Series D Convertible Preferred Stock, $0.01 par value per share; 500,000 shares authorized; 23,760 shares issued and 21,027 shares outstanding with a liquidation value of $20,186	4	4
Series E Convertible Preferred Stock, $0.01 par value per share, 1,473,300 shares authorized; 48,387 shares issued and outstanding with a liquidation value of $3,023	10	10
Common stock, $0.01 par value per share; 150,000,000 shares authorized; 1,941,341 and 1,761,802 issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	354	352
Additional paid-in capital	296,823	295,904
Accumulated deficit	(289,886)	(286,913)
Accumulated other comprehensive loss	(272)	(251)
Total stockholders’ equity attributable to the Company	7,033	9,106
Noncontrolling interests	3,992	4,029
Total stockholders’ equity	11,025	13,135
Total liabilities and stockholders’ equity	$38,260	$30,584

*Adjusted to reflect the impact of the 1:20 reverse stock split that became effective on February 22, 2019.

The accompanying notes form an integral part of these condensed consolidated financial statements.

XpresSpa Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended March 31,
	2019	2018
Revenue
Products and services	$11,046	$11,800
Other	1,184	800
Total revenue	12,230	12,600

Cost of sales
Labor	5,778	6,210
Occupancy	1,865	2,060
Products and other operating costs	1,455	1,507
Total cost of sales	9,098	9,777
Depreciation and amortization	1,649	1,653
Goodwill impairment	—	19,630
General and administrative*	3,600	4,596
Total operating expenses	14,347	35,656
Operating loss from continuing operations	(2,117)	(23,056)
Interest expense	(611)	(183)
Other non-operating income (expense), net	(105)	(90)
Loss from continuing operations before income taxes	(2,833)	(23,329)
Income tax benefit (expense)	(11)	84
Consolidated net loss from continuing operations	(2,844)	(23,245)
Loss from discontinued operations before income taxes		(605)
Income tax benefit (expense)	—	—
Consolidated net loss from discontinued operations	—	(605)
Consolidated net loss	(2,844)	(23,850)
Net income attributable to noncontrolling interests	(129)	(83)
Net loss attributable to the Company	$(2,973)	$(23,933)

Consolidated net loss from continuing operations	$(2,844)	$(23,245)
Other comprehensive loss from continuing operations	(21)	(66)
Comprehensive loss from continuing operations	(2,865)	(23,311)
Consolidated net loss from discontinued operations	—	(605)
Other comprehensive loss from discontinued operations	—	—
Comprehensive loss from discontinued operations	—	(605)
Comprehensive loss	$(2,865)	$(23,916)

Loss per share**
Loss per share from continuing operations	$(1.61)	$(17.54)
Loss per share from discontinued operations	—	(0.46)
Total basic and diluted net loss per share	$(1.61)	$(18.00)
Weighted-average number of shares outstanding during the period:**
Basic	1,852,072	1,279,639
Diluted	1,852,072	1,279,639

*Includes stock-based compensation expense, as follows:
General and administrative	$104	$312

**Adjusted to reflect the impact of the 1:20 reverse stock split that became effective on February 22, 2019.

The accompanying notes form an integral part of these condensed consolidated financial statements.

XpresSpa Group, Inc.

Reconciliation of Operating Loss From Continuing Operations

to Adjusted EBITDA Income (Loss)

($ in thousands)

	Three months ended March 31,
	2019	2018
Products and services revenue	$11,046,000	$11,800,000

Cost of sales
Labor	(5,778,000)	(6,210,000)
Occupancy	(1,865,000)	(2,060,000)
Products and other operating costs	(1,438,000)	(1,443,000)
Total cost of sales	(9,081,000)	(9,713,000)

Gross profit	1,965,000	2,087,000
Gross profit as a % of total revenue	17.8%	17.7%

Depreciation, amortization and impairment
Depreciation	(1,081,000)	(1,047,000)
Amortization	(568,000)	(606,000)
Goodwill impairment	—	(19,630,000)
Total depreciation, amortization and impairment	(1,649,000)	(21,283,000)

Total general and administrative expense	(3,600,000)	(4,596,000)

Other operating revenue and expense
Other operating revenue	1,184,000	800,000
Other operating expense	(17,000)	(64,000)
Total other operating revenue, net	1,167,000	736,000

Operating loss from continuing operations	(2,117,000)	(23,056,000)

Add:
Depreciation and amortization	1,649,000	1,653,000
Goodwill impairment	—	19,630,000
Stock-based compensation expense	104,000	312,000

Adjusted EBITDA loss	$(364,000)	$(1,461,000)